Exhibit 99.1

APPLIED DNA SCIENCES, INC.                9229 West Sunset Blvd, Suite 830
                                          Los Angeles, CA  90069
                                          Tel. 310-860-1129 Fax 310-860-1303


TO OUR SHAREHOLDERS


August 18, 2004

Dear Shareholders,

As your Company's new president, I take this opportunity to introduce myself and bring you up to date on what has been a challenging and productive year for your Company. Those of you who were among our original shareholders have seen your interests decline. That is why a new management team is bringing new thinking, new direction and increased value to APDN.

I'm pleased to tell you that in the last 8 weeks, much has happened to correct the imbalances that have led to the diminution of your Company's stock price. A new management and advisory team have been installed. A great deal of strategic planning and reorganization has been implemented to improve the future of the stock, generate revenues and increase the valuation of the company.

We now have in place a professional team competent to deliver proper legal and financial stability. We are successfully completing initiatives to secure and expand sales through alliances with strategic industry partners. These endeavors will be funded in part from operations and will also require additional capital funding, which the Company is successfully raising. The Company will continue to secure additional working capital to meet its operating requirements and growth plans.

In the weeks ahead, we will share with you the many exciting developments now under way with Fortune 500 companies and with U.S. and Foreign Government institutions. Last week we executed an agreement to develop new products with Sun Chemical, a four billion dollar global company and the largest ink producer in the world. Their inks go into everything: security products for financial institutions, governments, currency, packaging, consumer products, pharmaceuticals, DVDs, CDs, auto parts, cosmetics and fragrances. Later in 2004 we will launch a new generation of DNS-embedded inks with Sun through their global sales network.

Last week we also executed an agreement with Appleton, a billion dollar company producing currency paper. Appleton and your company will jointly develop new products to be sold through the largest packaging producer in the world.


We have a pilot program underway with a large petroleum company in South America. Your DNA marker is being integrated into the distribution channel to interdict annual theft in excess of $300 million.

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August 18, 2004
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We have scheduled senior level meetings with HP, IBM, Pfizer, Amgen, Ford, GM,
Estee Lauder, LMVH, Nike, Sotheby's, Christies, Guernseys and others to present you DNA products throughout the last quarter of 2004.

This month the company was successfully inducted into an elite security coalition; the Washington DC based GTSI/InteGuard Alliance. This prestigious group of 30 companies provides advanced security solutions to US and Foreign Governments, the Department of Homeland Security and the Department of Defense. As a member of the InteGuard Alliance, your company has joined an exclusive circle that includes major corporations such as IBM, HP, Microsoft, Sun Microsystems, Cisco, INTEL, Panasonic, and other IT (Information Technology) leaders. Your DNA technology is being brought to the attention of these major GTSI/InteGuard Alliance partners. Your products enhance technology solutions in such applications as counter-terrorism, protection of key assets and critical infrastructure, access control, identity management, high security shipping and management and end-to-end security systems. In the foreseeable future, APDN DNA will be protecting America's critical infrastructure and key assets. Press releases and media attention will be implemented for all new developments.

APDN is now embarked upon a course of success that we believe will bring significant rewards to our shareholders. We are implementing new investor relations and public relations initiatives, and in the future we will correspond with our shareholders on a regular basis to keep you fully apprised of developments.

Thank you for your support of the Company.

Cordially,

/s/ Peter Brockelsby
--------------------
    Peter Brocklesby
    President